UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

__________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): July 30, 2007

DOV PHARMACEUTICAL, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	000-49730 (Commission File No.)	22-3374365 (IRS Employer Identification No.)

150 Pierce Street, Somerset, NJ 08873
(Address of Principal Executive Offices) (Zip Code)

Registrant's Telephone Number, including Area Code: (732) 907-3600

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

࿠ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

࿠ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

࿠ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240-14d-2(b))

࿠ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240-13e-4(c))

ITEM 1.01.  ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On July 30, 2007, DOV Pharmaceutical, Inc. (the “Company”) and Barbara Duncan, the Company’s Chief Executive Officer, entered into Amendment No. 2 (the “Duncan Amendment”) to Ms. Duncan’s Employment Agreement, which was originally dated as of August 3, 2004 and amended on June 30, 2006. The Duncan Amendment provides for Ms. Duncan’s service to the Company as Chief Executive Officer and Principal Financial Officer until June 30, 2009. Ms. Duncan’s basic compensation shall be $369,000 per year. The Duncan Amendment provides that in the event of a termination of Ms. Duncan’s employment by the Company without cause or a termination of employment by Ms. Duncan for good reason, Ms. Duncan will be entitled to severance payments equal to basic compensation for a period commencing on the date of termination and ending on the date that is eighteen (18) months thereafter. Additionally, if within two months from an event constituting a change of control of the Company, Ms. Duncan terminates her employment for good reason or the Company terminates Ms. Duncan’s employment without cause, Ms. Duncan shall be entitled to severance payments equal to her basic compensation for a period commencing on the date of such termination and ending on the date that is (i) twenty four (24) months thereafter if such change of control occurs after June 30, 2008, and (ii) thirty six (36) months thereafter if such change of control occurs before June 30, 2008. The Duncan Amendment is attached hereto as Exhibit 99.1.

Also on July 30, 2007, the Company and Phil Skolnick, the Company’s President and Chief Scientific Officer, entered into Amendment No. 2 (the “Skolnick Amendment”) to Dr. Skolnick’s Restated Employment Agreement (the “Employment Agreement”), which was originally dated as of January 9, 2004 and amended on June 30, 2006. The Skolnick Amendment provides for Dr. Skolnick’s service to the Company as President and Chief Scientific Officer until June 30, 2009. Dr. Skolnick’s basic compensation shall be $344,000 per year. The Skolnick Amendment provides that in the event of a termination of Dr. Skolnick’s employment by the Company without cause or a termination of employment by Dr. Skolnick for good reason, Dr. Skolnick will be entitled to severance payments equal to basic compensation for a period commencing on the date of termination and ending on the date that is eighteen (18) months thereafter. Additionally, if within two months from certain events constituting a change of control of the Company, Dr. Skolnick terminates his employment for good reason or the Company terminates Dr. Skolnick’s employment without cause, Dr. Skolnick shall be entitled to severance payments equal to his basic compensation for a period commencing on the date of such termination and ending on the date that is (i) twenty four (24) months thereafter if such change of control occurs after June 30, 2008, and (ii) thirty six (36) months thereafter if such change of control occurs before June 30, 2008. The Skolnick Amendment also eliminates from Dr. Skolnick’s Employment Agreement the concept that Dr. Skolnick may terminate his Employment Agreement and collect certain severance payments in the event that at least two of Drs. Beer, Lippa and Horovitz (or replacements reasonably satisfactory to Dr. Skolnick) fail to remain on the Company’s Board of Directors. The Skolnick Amendment is attached hereto as Exhibit 99.2.

ITEM 8.01.  OTHER EVENTS

On July 30, 2007, the Company held its 2007 Annual Meeting of Stockholders (the “Annual Meeting”). At the Annual Meeting, the Company’s stockholders approved all of the proposals submitted to them for consideration, including:

(i)
the election of Joseph Zakrzewski and Zola Horovitz as Class II members of the Company’s Board of Directors, each to serve for a term of three years or until his respective successor is duly elected and qualified;

(ii)
the approval of the Company’s 2007 Stock Award and Incentive Plan, which was attached to and summarized in the Company’s proxy statement, filed with the United States Securities and Exchange Commission on July 16, 2007;

(iii)
the approval of an amendment to the Company’s Fourth Amended and Restated Certificate of Incorporation to give the Board of Directors the authorization to effect a reverse stock split of the Company’s common stock issued and outstanding or held in treasury at a ratio between one-for-five and one-for-fifteen, without further approval of the Company’s stockholders, upon a determination by the Company’s Board of Directors that such a reverse stock split is in the best interests of the Company and its stockholders; and

(iv)	the ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2007.

If the Board of Directors of the Company determines to effect the reverse stock split described in item (iii) above, written notice of such determination shall be provided to the Company’s stockholders.

ITEM 9.01. EXHIBITS

(d) Exhibits. The following exhibits are filed with this Current Report on Form 8-K.

Exhibit No.	Title

99.1	Amendment No. 2 to Employment Agreement, dated as of July 30, 2007, by and between Ms. Barbara Duncan and DOV Pharmaceutical, Inc.

99.2	Amendment No. 2 to Restated Employment Agreement, dated as of July 30, 2007, by and between Dr. Phil Skolnick and DOV Pharmaceutical, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

DOV Pharmaceutical, Inc.

Date: August 1, 2007	By:	/s/ Barbara Duncan
Name: Barbara Duncan
Title: Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Title

99.1	Amendment No. 2 to Employment Agreement, dated as of July 30, 2007, by and between Ms. Barbara Duncan and DOV Pharmaceutical, Inc.

99.2	Amendment No. 2 to Restated Employment Agreement, dated as of July 30, 2007, by and between Dr. Phil Skolnick and DOV Pharmaceutical, Inc.